A Production, Royalty, and Lease Participation Agreement

This agreement entered into on 6 September, 2000 by and between Stanley L. Harlow (SLH) P.O. Box 1770, Barstow, California 92312 USA and Charter Resources International (CRI) with offices at 5300 W. Sahara, #100, Las Vegas, Nevada 89146 USA sets forth the terms and conditions to be followed by the parties and supercedes any and all previous agreements whether oral or written.

Whereas the parties have agreed that CRI will lease two different claim groups from SLH. The first lease is for the Chesco Load Claims which consists of Bureau of Land Management (BLM) claims (See Exhibit "A" attached) which are controlled by SLH. The second lease is for the Zeolite Placier Claims which consists of BLM claims (See Exhibit "B") which are controlled by SLH. and

Whereas it has been agreed by the parties that CRI will pay to SLH the following fees and royalties for the lease rights to these properties identified in Exhibit "A" and Exhibit "B". and

Now therefore the parties wish to proceed under the following conditions.

The Chesco Load Claims royalty fees will be as follows: A production royalty of Three Thousand Dollars ($3,000.00) minimum or Five (5%) of the Net Smelter Returns (NSR), whichever is greater, will be paid to SLH as the Lessor of this Claim Group by CRI monthly. This royalty payment will commence on the first day of the seventh month from the execution of this agreement. CRI will present a statement identifying how the royalty was arrived at with each payment. The percentage royalty will be based upon the gross sales of any and all products from the property. The Production Royalty payment is to be paid prior to any government royalties, taxes, cost of mining, milling or transportation costs. Any and all advanced royalty payments are to be deducted from the NSR at a rate of Fifty Percent (50%) after the minimum of $3,000.00 per month is made commencing with the first full calendar month of sales. CRI may purchase SLH's interest in the Chesco Load Claims for One Million Dollars USD ($1,000,000.00) at

CRI's  Initials ________			SLH's Initials ________

Page 1 of 9     A Production, Royalty, and Lease Participation Agreement
anytime from the execution of this agreement until the Thirty-Six (36) month anniversary. Starting with month Thirty-Seven (37) the purchase price will be Five Million Dollars USD ($5,000,000.00).

CRI agrees to pay SLH the sum of Four Thousand Five Hundred Dollars ($4.500.00) which will serve as the option payment. This payment will entitle CRI to prepare the mine site for production during the first six (6) months. If production starts before the end of the option period the production royalty payment is to be made per the royalty payment clause.

The Zeolite Placier Claims royalty fees will be as follows: A production royalty of One Thousand Five Hundred Dollars ($1,500.00) minimum or Five Percent (5%) of the Net Smelter Returns (NSR), whichever is greater, will be paid to SLH as the Lessor of this Claim Group by CRI, monthly. This royalty payment will commence on the first day of the seventh month from the execution of this agreement. CRI will present a statement identifying how the royalty was arrived at with each payment. The percentage royalty will be based upon the gross sales of any and all products from the property. The Production Royalty payment is to be paid prior to any government royalties, taxes, cost of mining, milling or transportation costs. Any and all advanced royalty payments are to be deducted from the NSR at a rate of Fifty Percent (50%) after the minimum of $1,500.00 per month commencing with the first full calendar month of sales. CRI may purchase SLH's interest in the Zeolite Placier Claims for One Million Dollars USD ($1,000,000.00) at anytime from the execution of this agreement until the Thirty-Six (36) month anniversary. Starting with month Thirty-Seven (37) the purchase price would be Five Million Dollars USD ($5,000,000.00). CRI agrees to pay SLH the sum of Two Thousand Two Hundred and Fifty Dollars ($2,250.00) which will serve as the option payment. This payment will entitle CRI to prepare the mine site for production during the first six (6) months. If production starts before the end of the option period the production royalty payment is to be made per the royalty payment clause.

SLH does hereby give and grant to CRI the right to have quiet and exclusive possession of the property during the lease term. As the Lessee,

CRI's  Initials ________			SLH's Initials ________

Page 2 of 9     A Production, Royalty, and Lease Participation Agreement
CRI will have the right to sample, examine, diamond drill, develop or mine the property. CRI at its sole discretion may deem to erect, transport to, and install thereon such buildings, machinery, equipment and supplies as CRI may deem proper.

In the event of termination of this agreement all buildings, equipment, machinery, tools, and supplies which have been brought onto the property either before or during the course of CRI's tenancy may be recovered by CRI at any time after the termination of the lease/royalty agreement but not later than six (6) months from that termination. If the tangible property is not removed during that six (6) month time period they will then become the property of SLH.

CRI will, at their expense, deliver to SLH a complete set of any and all assays, plans, diamond drill records or other pertinent details, if any, as generated at the time of preparation by or for CRI relative to any and all work performed on the Claim Groups sites included in the Exhibits.

All work performed by CRI on the Claim Groups shall be done in accordance with good mining practice and in compliance with all applicable laws. The Claim Groups shall be kept in good standing during the term of this agreement. Assessment work or payment of maintenance fees shall be done, recorded and presented to SLH thirty (30) days prior to the due dates as required by applicable government agencies.

During the term of this agreement SLH shall have access to the Claim Groups at his own risk and expenses to review development work performed on Claim Groups and shall have access at all times to the records of CRI as it pertains to the exploration and development work and production and sales performed on the Claim Groups and the results obtained, provided that this inspection does not unduly interfere with or disrupt the business activities of CRI.

In the event of payment default, a payment not received by SLH within 10 days of the due date, SLH must give written notice to CRI that CRI has thirty (30) days to correct such default. If CRI does not correct the default

CRI's  Initials ________			SLH's Initials ________

Page 3 of 9     A Production, Royalty, and Lease Participation Agreement
within the thirty (30) day time period, then this agreement will be terminated and CRI will forfeit all interests in the Claim Groups described in Exhibit "A" and Exhibit "B".

This agreement may be terminated by CRI by giving thirty (30) days written notice to SLH. In the event of termination CRI must ensure that all claims are in good standing for the current year including all reclamation work performed as required.

CRI will indemnify and hold harmless SLH from any and all claims arising out of the operations which will be conducted on the Claim Groups included in this agreement during the term of this agreement.

All payments will be made by CRI to SLH to the address specified above. All payments made to SLH will be made in United States Dollars.

Confidentiality and Non-Circumvention: The parties agree under penalty of perjury, that information contained herein and in any other agreement(s), Contract(s) or arrangement(s) between the parties has been developed and/or obtained by the individual parties at great expense and certain information, processes and claims are proprietary to the individual parties. The parties therefore agree that they will protect and not disclose, either directly or indirectly, any confidential information disclosed by the other without the prior express written consent of the furnishing party. For the purpose of this agreement, "confidential information" shall include but not be limited to; any and all disclosures made by each to the other concerning the facts, figures, contracts, names or availability of a buyer, seller or agents of available buyer or seller, contracts, descriptions, addresses, employees names, telephone numbers, telex numbers, facsimile numbers, or other means of access thereof, bank information, codes of references, borrowers, companies, trusts, corporations, groups, individuals, lenders, partners, brokers, and/or any such other information, known by any party hereto. Such confidential information is the property and the business secret of the party who provides, introduces, or makes known confidential information to the other party. Therefore, the parties will not in any manner solicit or accept any business from sources that are

CRI's  Initials ________			SLH's Initials ________

Page 4 of 9     A Production, Royalty, and Lease Participation Agreement
known to them by another party without the express written permission of the party who made the source available.

No Waiver: The failure of any party to enforce at any time any of the provisions hereof shall not be a waiver of that party's rights thereafter to enforce any such provision or to enforce any other provision of this agreement.

Attorney's Fees and Costs: Should any dispute or legal action arise out of this agreement the prevailing parties shall be entitled to recover reasonable attorney's fees, expenses and costs incurred in connection with such dispute or action as said court will allow.

Modification: This agreement may only be modified, altered or amended, in whole or in part, by a written agreement setting forth such changes signed by all the parties.

Authority: Each party hereto warrants and represents to the other party that they have full legal authority to bind their respective clients and are legally free to enter into this agreement and that the execution of this agreement is duly authorized.

Binding Parties: This agreement shall be binding upon the parties hereto and their principals, associates, employees, representatives, agents, consultants, members and representatives of all associated groups, and their respective heirs, executors, successors, and assigns. This agreement may be amended, but only in writing. and all amendments must be executed by all of the parties hereto.

Effectiveness: This agreement becomes effective immediately as to each signatory upon execution by him. The affixing of the signature by the signatory and the noting of the date thereof by him constitutes execution of this agreement. The party shown as the first signatory thereto is referred to herein as the primary signatory. A copy of this document shall be provided to the primary signatory hereto immediately upon execution unless otherwise directed by the primary signatory. All documents provided shall

CRI's  Initials ________			SLH's Initials ________

Page 5 of 9     A Production, Royalty, and Lease Participation Agreement
be fully legible and dated.

Facsimile Transmission Validity: This agreement, when executed by facsimile transmission, shall be considered as original and shall have the same legal binding force as an original. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Entire Agreement: This document constitutes the entire agreement between the parties hereto and supersedes all prior agreements or understandings whether in writing or oral. This document may not be terminated, amended or altered unless written consent is obtained and signed by both undersigned signatories.

Binding Agreement: This is a legally binding document between parties and each signatory party is entitled to, and advised to, seek independent legal advice in regards to this agreement. Each signatory hereto acknowledges that he has read and understands all of the terms, conditions, and provisions of this agreement and that by his signature hereby accepts and unconditionally agrees to all of the terms, conditions and provisions. Therefore in full measure as of the date noted herein, and having read, understood, accepted all of the terms, conditions and provisions hereof, each signatory hereto affixes his signature by his decision. The parties agree to be bound by, governed by, construed and enforced in accordance with, and subject to, the applicable Laws of the State of Nevada and the United States of America.

Term: This Agreement is valid upon commencement and for a period of 120 months from the date of the execution of this agreement and can be renewed by Lessee for and additional 120 months for the same terms and conditions as stated in this agreement.

There will be a two (2) mile area of influence from the boundaries of the Claim Groups and this area of influence will be binding to all parties to this agreement.

CRI's Initials ________				SLH's Initials ________

Page 6 of 9     A Production, Royalty, and lease Participation Agreement


Accepted and Agreed to by: Stanley L. Harlow


Authorized Signatory:      Stanley L. Harlow  	Date:_________

Signature:____________________	__________________




Accepted and Agreed to by:  Charter Resources International

Authorized Signatory:  Lawrence J. Muno      	Date:_________

Signature & Title:_______________________Chairman______






















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Page 7 of 9     A Production, Royalty, and Lease Participation Agreement

EXHIBIT "A"


Chesco Mine Claims:

18 Claims

799092, 799093, 799094, 799095, 799096, 799097, 799098, 799099, 799100,
799101, 799102, 799103, 799104, 799105, 799106, 799107, 799108, 799109


Claim Owner as registered with the Bureau of Land Management:


Claim Owner:

			Stanley L. Harlow
			P.O. Box 1770
			Barstow, Ca. 92312



















CRI's  Initials ________			SLH's Initials ________

Page 8 of 9     A Production, Royalty, and Lease Participation Agreement
EXHIBIT "B"


Zeo 1 Claims:

14 Claims

818494, 818495, 818496, 818497, 818498, 818499, 818500, 818501,
818502, 818503, 818504, 818505, 818506, 818507

Claim Owner as registered with the Bureau of Land Management:

			Stanley L. Harlow
			P.O. Box 1770
			Barstow, Ca. 92312




















CRI's  Initials ________			SLH's Initials ________

Page 9 of 9     A Production, Royalty, and Lease Participation Agreement